Exhibit 4.3

SUPPLEMENTAL INDENTURE NO. 3

THIS SUPPLEMENTAL INDENTURE NO. 3, dated as of December 9, 2016 (this “Supplemental Indenture”), is by and between Johnson Controls, Inc., a Wisconsin corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee are party to that certain Indenture, dated as of March 16, 2009 (the “Base Indenture” and as amended, supplemented or otherwise modified on or prior to the date hereof, the “Indenture”);

WHEREAS, the Company executed and delivered Supplemental Indenture No. 1, dated as of March 16, 2009, between the Company and the Trustee, to provide for the issuance and Remarketing of the Company’s 11.50% Subordinated Notes due 2042 (the “Subordinated Notes”);

WHEREAS, the Company executed and delivered Supplemental Indenture No. 2, dated as of March 1, 2012 (the “Second Supplemental Indenture”), between the Company and the Trustee, to re-designate the Subordinated Notes as its 2.355% Senior Notes due 2017 (the “Notes”);

WHEREAS, Section 11.02 of the Base Indenture provides that the Indenture may be amended with the consent of the Holders of greater than 50% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such supplemental indenture (the “Requisite Consents”), subject to certain exceptions specified in Section 11.02 of the Base Indenture;

WHEREAS, Johnson Controls International plc, a public limited company organized under the laws of Ireland (“JCI plc”) and the indirect parent of the Company, has solicited consents (the “Consent Solicitation”) from eligible Holders of the Notes to certain proposed amendments to the Indenture as set forth herein (the “Proposed Amendments”), pursuant to the terms of JCI plc’s Prospectus on Form S-4 dated as filed with the Securities and Exchange Commission on December 8, 2016 (the “Prospectus”);

WHEREAS, pursuant to the Consent Solicitation the Requisite Consents for the adoption of the Proposed Amendments have been obtained, and this Supplemental Indenture complies with the requirements of Article 11 of the Indenture and is authorized and permitted by the Indenture, all as certified by an Officer’s Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture to adopt the Proposed Amendments as permitted by Section 11.02 of the Base Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by a Board Resolution;

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

SECTION 1.        Capitalized Terms.  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2.        Proposed Amendments.  Subject to Section 5 below, the Indenture is hereby amended by deleting the following sections of the Indenture in their entirety:

Section 5.01 of the Second Supplemental Indenture	(Limitation on Secured Debt)
Section 5.02 of the Second Supplemental Indenture	(Sale and Leaseback Transactions)
Section 5.03 of the Second Supplemental Indenture	(Restrictions on Transfer of Principal Property to Unrestricted Subsidiaries)
Article IV of the Second Supplemental Indenture	(Change of Control Offer)
Section 12.01 of the Base Indenture	(Company May Consolidate, etc., on Certain Terms)
Paragraph 6 of the Reverse of the Notes	(Change of Control Triggering Event)

Any and all references to any Sections of the Indenture or Global Debt Securities which are deleted by any Section of this Supplemental Indenture and any and all obligations thereunder related solely to such deleted Sections throughout the Indenture or Global Debt Securities are of no further force or effect.  Any and all terms defined in the Indenture or Global Debt Securities which are used in any Sections of the Indenture or Global Debt Securities which are deleted by any Section of this Supplemental Indenture and which are not otherwise used in any other Section of the Indenture or Global Debt Securities not affected by this Supplemental Indenture are hereby deleted.  By consenting to the Proposed Amendments, each Holder of the Notes will be deemed to have waived any default, event of default or other consequence under the Indenture for failure to comply with the terms of the provisions identified in this Section 2 (whether before or after the date hereof).

SECTION 3.          Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.          Successors.  All agreements by the parties in this Supplemental Indenture shall bind their respective successors.

SECTION 5.          Effectiveness.  This Supplemental Indenture shall become effective upon execution by all parties hereto.  The Proposed Amendments shall become effective on the Settlement Date (as defined in the Prospectus).

SECTION 6.          Endorsement and Change of Form of Notes.  Any Notes authenticated and delivered after the close of business on the date that the provisions of Section 2 of this Supplemental Indenture become effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of [       ], 201[6], substantially all of the restrictive covenants in the Indenture have been eliminated and certain other  provisions have been eliminated or modified, as provided in the Supplemental Indenture, dated as of [       ], 201[6].  Reference is hereby made to said Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

SECTION 7.          Ratification of Indenture; Supplemental Indenture Part of Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  Subject to Section 15.07 of the Base Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

SECTION 8.          Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.          Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original and such counterparts shall together constitute but one and the same instrument.

SECTION 10.        Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.        Trustee Not Responsible for Recitals.  The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.  The Trustee enters into this Supplemental Indenture to give effect to the commercial agreement reached between the Company and the Holders, and strictly on the basis of Holder consent, authorization and direction, as evidenced by the consents obtained under Section 11.02 of the Indenture. The Company hereby reaffirms its obligations under the Indenture to indemnify and hold harmless the Trustee as required under ARTICLE EIGHT of the Indenture, including under Section 8.06 of the Indenture, and in particular (but not limited to) against losses, liabilities, claims, damages or expenses (including the reasonable fees and expenses of its counsel) arising out of or in connection with its execution and performance of this Supplemental Indenture (all to the extent set forth in ARTICLE EIGHT of the Indenture).  This indemnity shall survive the final payment in full of the Notes and the resignation or removal of the Trustee solely to the extent expressly provided in ARTICLE EIGHT of the Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

JOHNSON CONTROLS, INC.

By:	/s/ Brian J. Stief
Name:	Brian J. Stief
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Frank A. Voltolina
Name:	Frank A. Voltolina
Title:	Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Yvonne Siira
Name:	Yvonne Siira
Title:	Vice President

[Signature Page to Supplemental Indenture — JCI 2009]